                                  EXHIBIT 10.8
                                  ------------
                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

     This Amendment (the "Amendment") is entered into effective January 7,2002 with respect to that certain Employment Agreement (the "Agreement") entered into by and between Compass Knowledge Holdings, Inc. (the "Company") and Tony Ruben (hereinafter, "Employee"), dated May 1, 2000.

     WHEREAS, Employee has forfeited the 300,000 options which were granted to Employee pursuant to the Agreement (the "Original Options"); and

     WHEREAS, the Company has granted Employee an additional 300,000 options at an exercise price of $0.375 pursuant to that certain Stock Option Agreement dated April 10, 2001 (the "New Options"); and

     WHEREAS, pursuant to Section 3.5 of the Agreement Employment is entitled, under certain circumstances, to a Liquidation Event Payment which, in part, is based upon the Fair Market Value of the Original Options; and

     WHEREAS, the Original Options have been forfeited and therefore are no longer available for determining the amount of the Liquidation Event Payment, if any, and the parties are desirous of substituting the New Options in place of the Original Options for the purpose of determining whether or not Employee is entitled to a Liquidation Event payment; and

     WHEREAS, the parties are desirous of amending the Agreement to reflect the forgoing as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and the sum of $10.00 and other good consideration the receipt and sufficiency of which is expressly acknowledged by the parties hereto, the parties agree as follows:

1.     Recitals.

       The parties hereby agree that the foregoing recitals are true and correct in all material respects and by this reference are hereby made a material part hereof.

2.     Modification of Exhibit B.

       In order to accomplish the foregoing described purposes, the parties hereby agree that Exhibit "B" of the Agreement (the "Original Exhibit "B") is hereby deleted in its entirety and is hereby replaced with a new Exhibit "B" which is attached to this Amendment and by this reference is hereby made a material part hereof (the "New Exhibit "B"). All references in the New Exhibit B to Options or Option Shares shall mean the New Options.

3.     Effect of Addendum.

       Except as otherwise provided herein, the terms and conditions of the Agreement shall remain unchanged and are hereby republished in their entirety subject to the modifications set forth herein.

       IN WITNESS WHEREOF, the parties have executed this Agreement the latter of the dates written below.

                                      The "Company"
                                      Compass Knowledge Holdings, Inc.

                                      By:/s/ Daniel J. Devine
                                         --------------------
                                         Name: Daniel J. Devine
                                         Title: President

                                      "Employee"

                                      By:/s/ Anthony R. Ruben
                                         --------------------
                                         Tony Ruben

                                   Exhibit B

             Liquidation Event Payment

(1) Options vest in accordance with the Option Agreement vesting schedule.
(2) "Liquidation Event Payment Shares" only have value if there is a Liquidation Event (L.E.P.) and the Fair Market Value per Common Share of the Company stock dictates as set forth below.
(3) Option Strike Price:    $       0.375

                        Employee
                     Entitlement:
    FMV Per            Number of
 Common Share         L.E.P. Shares          Value          Value of Options      Total Value
------------------      ------------     --------------     -----------------     ------------------
     $ 0.00 -0.375           200,000     $.00 - $75K        $             -       $.00 - $75,000
$            0.875           175,000     $      153,125     $         150,000     $          303,125
$            1.375           100,000     $      137,500     $         300,000     $          437,500
$            1.875            75,000     $      140,625     $         450,000     $          590,625
$            2.375            50,000     $      118,750     $         600,000     $          718,750
$            2.875            25,000     $       71,875     $         750,000     $          821,875
$            3.375            12,500     $       42,188     $         900,000     $          942,188
$            3.875             6,250     $       24,219     $       1,050,000     $        1,074,219
$            4.375                 -     $            -     $       1,200,000     $        1,200,000
$            4.875                 -     $            -     $       1,350,000     $        1,350,000
$            5.375                 -     $            -     $       1,500,000     $        1,500,000
$            5.875                 -     $            -     $       1,650,000     $        1,650,000
$            6.375                 -     $            -     $       1,800,000     $        1,800,000
$            6.875                 -     $            -     $       1,950,000     $        1,950,000
$            7.375                 -     $            -     $       2,100,000     $        2,100,000
$            7.875                 -     $            -     $       2,250,000     $        2,250,000
$            8.375                 -     $            -     $       2,400,000     $        2,400,000
$            8.875                 -     $            -     $       2,550,000     $        2,550,000
$            9.375                 -     $            -     $       2,700,000     $        2,700,000
$            9.875                 -     $            -     $       2,850,000     $        2,850,000
$           10.375                 -     $            -     $       3,000,000     $        3,000,000
$           10.875                 -     $            -     $       3,150,000     $        3,150,000
$           11.375                 -     $            -     $       3,300,000     $        3,300,000
$           11.875                 -     $            -     $       3,450,000     $        3,450,000
$           12.375                 -     $            -     $       3,600,000     $        3,600,000
$           12.875                 -     $            -     $       3,750,000     $        3,750,000
$           13.375                 -     $            -     $       3,900,000     $        3,900,000
$           13.875                 -     $            -     $       4,050,000     $        4,050,000
$           14.375                 -     $            -     $       4,200,000     $        4,200,000
$           14.875                 -     $            -     $       4,350,000     $        4,350,000
$           15.375                 -     $            -     $       4,500,000     $        4,500,000
$           15.875                 -     $            -     $       4,650,000     $        4,650,000
$           16.375                 -     $            -     $       4,800,000     $        4,800,000
$           16.875                 -     $            -     $       4,950,000     $        4,950,000
$           17.375                 -     $            -     $       5,100,000     $        5,100,000
$           17.875                 -     $            -     $       5,250,000     $        5,250,000
$           18.375                 -     $            -     $       5,400,000     $        5,400,000
$           18.875                 -     $            -     $       5,550,000     $        5,550,000
$           19.375                 -     $            -     $       5,700,000     $        5,700,000
$           19.875                 -     $            -     $       5,850,000     $        5,850,000

        etc.

Note: As indicated, the number of L.E.P. Shares for which Employee is entitled to receive is based upon the FMV of a share of the Company's common stock as determined pursuant to Exhibit B-1 attached hereto. In addition, the levels of FMV as set forth in the first column above are definitive break points (i.e., not prorata) for determining the number of L.E.P. Shares which Employee is entitled to receive. For example, Employee will receive 75,000 if the FMV of a common share is $1.875 up to $2.375 at which point the number of L.E.P. Shares will be reduced to 50,000.

                                Exhibit "B-1"
                                -------------

                       Fair Market Value Determination

             Fair Market Value of the Company Shares. The term "Fair Market
             ---------------------------------------            -----------
Value" of a share of the Company's common stock shall be calculated as follows:
-----

             A. If the Liquidation Event is a sale of the Company's assets then, in such event, the Fair Market Fair per share shall be determined by dividing the total purchase price of the assets by the number of issued and outstanding common (and convertible preferred shares on a post-conversion basis); or

             B. If the Liquidation Event is a sale or exchange of Company stock or merger or reorganization of the Company with another entity (hereinafter called a "Transaction") then, in such event, the Fair Market Valueset of a share of the Company's stock will be as set forth in the Transaction documents considering for these purposes only the number of issued and outstanding common shares (and convertible preferred shares on a post-conversion basis); or

             C. With respect to all other Liquidation Events, the Fair
Market Fair per share shall be determined as follows: (1) if the principal market for the Company's stock is a national securities exchange, the 60 day trailing average of the closing ask prices of such stock as reported by such exchange or on a composite tape reflecting transactions on such exchange, (2) if the principal market for such stock is not a national securities exchange and such stock is quoted on The NASDAQ Stock Market ("NASDAQ"), and (i) if
                                                      ------
actual closing price information is available with respect to such stock, the 60 day trailing average of the closing ask prices of such stock on NASDAQ, or
(ii) if such information is not available, the 60 day trailing average of the bid prices per share of such stock on NASDAQ, or (3) if the principal market for such stock is not a national securities exchange and such stock is not quoted on NASDAQ, the 60 day trailing average of the closing ask prices of such stock as reported on the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated or a comparable service; provided, however, that if
                                              --------- -------
clauses (1), (2) and (3) of this Section are all inapplicable, or if no trades have been made or no quotes are available for such day, the fair market value of such stock shall be determined as follows: The Company shall appoint an appraiser who shall be engaged in the business of providing appraisals of stock similar to the Company stock. Such appraiser shall then provide the Company and the Employee with the Fair Market Fair of a share of the Company's common stock. Such appraisal shall be final and binding upon the parties.

                                  EXHIBIT "A"

                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                         COMPASS KNOWLEDGE HOLDINGS, INC.
                                      AND
                                   TONY RUBEN

             THIS EMPLOYMENT AGREEMENT (the "Agreement") is executed on May 1, 2000 to be effective as of May 1, 2000 (the "Commencement Date") by and between Compass Knowledge Holdings, Inc., a Florida corporation (the "Company") and Tony Ruben ("Employee").

             WHEREAS, the Company is engaged in the distributed learning business and other related businesses (such activities, present and future, being hereinafter referred to as the "Business"); and

             WHEREAS, the Company and Employee desire to enter into this Agreement to memorialize their oral understanding, to assure the Company of the services of Employee for the benefit of the Company and to set forth the respective rights and duties of the parties hereto.

             NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the Company and Employee agree as follows:

                                  ARTICLE I

                                  Employment

             1.1 Employment and Title. As of the Commencement Date, the Company employs Employee, and Employee accepts such employment, as Chief Financial Officer and Treasurer of the Company, all upon the terms and conditions set forth herein.

             1.2 Duties. During the Initial Term and any and all Renewal Terms (as hereinafter defined) hereof, Employee shall faithfully perform his duties in accordance with this Agreement and the Bylaws of the Company, serve the Company faithfully and to the best of his ability and devote substantially all of his business time and attention, knowledge, energy and skills to the Company. Employee shall be responsible for such matters as assigned to him by the Chief Executive Officer and/or President of the Company which shall be the normal day-to-day management, operation and maintenance of the financial operations and affairs of the Company in accordance with the Company's annual business plan, budget and assigned duties. Subject to the directions of and limitations imposed by the Chief Executive Officer and/or President of the Company, the Employee shall be responsible for interpretation and executive implementation of the corporate policies for his assigned area(s) which shall be the Company's financial operations and functions as set by the Board of Directors, the Chief Executive Officer and/or President of the Company, and shall perform all the duties and have and exercise all rights and powers usually pertaining and attributable, by law, custom, or otherwise, with respect thereto. Subject to the directions of and limitations imposed by the Chief Executive Officer and/or President of the Company, the Employee shall have the authority to effectuate all business matters with respect to his responsibilities and to execute such legal instruments as may be necessary to carry out his duties in the name of the Company and on its behalf. Employee shall coordinate and supervise the activities of all employees of the Company under his control, have the power to employ and terminate the employment of all such subordinate officers, agents, clerks, and other employees and have the authority to fix and change, from time to time, the compensation of all such officers, agents, clerks and other employees subject to the approval of the President of the Company.

             1.3 Location. The principal place of employment and the location of Employee's principal office shall be in Ocoee, Florida; provided, however, Employee shall, when requested by the President or Chief Executive Officer, or may, if he determines it to be reasonably necessary, temporarily perform outside of Ocoee, Florida such services as are reasonably required for the proper execution of his duties under this Agreement.

             1.4 Representations. Each party represents and warrants to the other that he/it has full power and authority to enter into and perform this Agreement and that his/its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he/it is a party or under which he/it is bound. Each party represents that no consent or approval of any third party is required for his/its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his/its execution, delivery and performance of this Agreement have been obtained.

                                  ARTICLE II

                                     Term

             2.1 Term. The term of Employee's employment hereunder (the "Term") shall commence as of the Commencement Date and shall continue through the third anniversary of the Commencement Date (the "Scheduled Termination Date") unless renewed or earlier terminated pursuant to the provisions of this Agreement. Assuming all conditions of this Agreement have been satisfied and there has been no breach of the Agreement during its initial term, Employee may extend the term for an additional three year term at Employee's election ("Extended Term").

                                  ARTICLE III

                                  Compensation

             3.1 Salary. As compensation for the services to be rendered by Employee, the Company shall pay Employee, during the Term of this Agreement, an annual base salary of not less than One Hundred Thirty Thousand Dollars ($130,000.00), which base salary shall accrue monthly (prorated for periods less than a month) and shall be paid in equal bi-monthly installments, in arrears or as the Employee and the Company otherwise agree. The base salary will be reviewed annually, or, as appropriate, by the Chief Executive Officer and the Compensation Committee. At any time the Salary may be increased for the remaining portion of the term if so determined by the Chief Executive Officer and the Compensation Committee of Company after a review of Employee's performance of his duties.

             3.2 Bonuses. The Company shall pay the Employee an annual bonus (the "Annual Bonus") as determined by the Compensation Committee in accordance with the Company's Annual Bonus Plan. The Annual Bonus, if any, shall be payable within ninety (90) days after the end of the most recent fiscal year to which the Bonus relates.

             3.3 Nonqualified Stock Options. Upon the execution of this Agreement, and subject to the provisions of this Agreement, the Company shall grant to Employee nonqualified options to acquire shares of its common stock (the "Option Shares"), subject to the following terms and conditions:

             (a) The number of Option Shares and their vesting schedule shall be as set forth in Exhibit "A" attached hereto.

             (b)     The option price per Option Share will be equal to $3.00.

             (c) The right to exercise Option Shares shall expire (unless previously exercised in accordance with the terms of this Section 3.4), on the fifth anniversary date of their vesting. Vested Option Shares shall be exercisable by Employee, in whole or in part, on or before such expiration by payment in full, in cash, by check, or by any other consideration permitted by the Company's Board of Directors, to the Company of the aggregate option price for the Option Shares so acquired.

             (d) All unvested Option Shares shall be subject to immediate forfeiture upon Termination For Cause (as such term is defined in Section 7.1 hereof).

             (e) In the event of a Termination Without Cause (as such term is defined in Section 7.2 hereof) all unvested Option Shares shall immediately vest in full.

             3.4 Benefits. Employee shall be entitled, during the Term hereof, to the same medical, hospital, and dental insurance coverage and benefits as are available to the Company's most senior executive officers on the Commencement Date together with the following additional benefits:

             (a)     An automobile allowance of $400.00 per month.

             (b) The Company's normal vacation allowance for all employees who are executive officers of the Company, but not less than three (3) weeks annually, with the option to carry over unused vacation days.

             (c) The Employee will be entitled to participate in any benefit plan or program of the Company which may currently be in place or implemented in the future.

             (d) During the Term, Employee will be entitled to receive, in addition to and not in lieu of base salary, bonus or other compensation, such as other benefits as Company may provide for its officers in the future.

             3.5     Liquidation Event Payment.

             (a)     Liquidation Event Payment. If during the term of this
                     -------------------------
     Agreement there is a Liquidation Event (as defined below) then, in such event, Employee shall have the right, by providing written notice to the Company (the "Liquidation Event Payment Notice"), to require the
                       --------------------------------
     Company to pay Employee a Liquidation Event Payment Amount (as defined below).

             (b)     Liquidation Event Payment Amount. The Liquidation Event
                     --------------------------------
     Payment Amount shall be equal to that number, not to exceed 200,000 shares, of the Company's common stock, $.001 par value, as set forth and paid in accordance with the provisions of Exhibit B attached hereto and by this reference incorporated herein as a material part hereof.

             (c)     Liquidation Event. A Liquidation Event shall mean any
                     -----------------
     transaction of merger or consolidation in which a Change of Control (as defined below) occurs, or in which there is a conveyance, sell, or transfer (or an unconditional agreement to do any of the foregoing at any future time) of all or substantially all (which shall mean at least 80%) of the Company's property or assets, or the outstanding capital stock in the Company.

             (d)     Change of Control. For purposes of this Section 3.5, a
                     -----------------
     Change of Control shall be deemed to have occurred in the event of:

                     (i) The acquisition by any person or entity, or group thereof acting in concert, of "beneficial" ownership (as such term is defined in Securities and Exchange Commission ("SEC") Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (the "Exchange Act"), of securities of the Company which, together with securities previously owned, confer upon such person, entity or group (other than groups consisting of the present officers and directors of the Company) the voting power, on any matters brought to a vote of shareholders, of fifty-one percent (51%) or more of the then outstanding shares of capital stock of the Company; or

                     (ii) The sale, assignment or transfer of assets of the Company, in a transaction or series of transactions, if the aggregate consideration received or to be received by the Company in connection with such sale, assignment or transfer is greater than fifty percent (50%) of the book value, determined by the Company in accordance with generally accepted accounting principles, of the Company's assets determined on a consolidated basis immediately before such transaction or the first of such transactions; or

                     (iii) The merger, consolidation, share exchange or reorganization of the Company (or one or more subsidiaries of the Company) as a result of which the holders of all of the shares of capital stock of the Company as a group would receive less than fifty percent (50%) of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; or

                     (iv) The adoption of a plan of liquidation or the approval of the dissolution of the Company; or

                     (v) The commencement (within the meaning of SEC Rule 14d-2 under the Exchange Act) of a tender or exchange offer which, if successful, would result in a Change of Control of the Company; or

                     (vi) A determination by the Board of Directors of the Company, in view of then current circumstances or impending events, that a Change of Control of the Company has occurred or is imminent, which determination shall be made for the specific purpose of triggering the operative provisions of this Agreement.

             (e)     Limitations on Change of Control Compensation. In the
                     ---------------------------------------------
     event that the lump-sum payment payable to Employee under Section 3.5 hereof (the "Liquidation Event Benefits"), or any other payments or benefits received or to be received by Employee from the Company whether payable pursuant to the terms of this Agreement, or any other plan, agreement or arrangement with the Company or any corporation affiliated with the Company within the meaning of Section 1504 of the Code, in the opinion of tax counsel selected by the Company acceptable to Employee, constitute "parachute payments" within the meaning of
     Section 280G(b)(2) of the Code and the present value of such "parachute payments" equals or exceeds three times the average of the annual compensation payable to Employee by the Company (or an affiliate) and includable in Employee's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control (as hereinafter defined) of the Company occurred ("Base Amount"), such Liquidation Event Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Employee from the Company (or an affiliate) that are deemed "parachute payments" is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Liquidation Event Benefits shall not be reduced if (i) Employee shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section
     3.5 or (ii) in the opinion of such tax counsel, the Liquidation Event Benefits (in their full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for the services actually rendered, within the meaning of Section 280G(b)(4) of the Code and such payments are deductible by the Company. The Base Amount shall include every type and form of compensation includable in Employee's gross income in respect of his employment by the Company (or an affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code. For purposes of this Section 3.5, a "change in ownership or control" shall have the meaning set forth in
     Section 280G(b) of the Internal Code of 1986, as amended (the Code"), and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code.

                    Employee shall have the right to request that the Company obtain a ruling from the Internal Revenue Service ("IRS") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the IRS, "parachute payments" under Section 280G. If a ruling is sought pursuant to Employee's request, no Liquidation Event Benefits payable under this Agreement in excess of the Section 280G limitations shall be made to Employee until after fifteen (15) days from the date of such ruling, however, Liquidation Event Benefits shall continue to be paid during the time up to the amount of that limitation. For purposes of this Section 3.5, Employee and the Company shall agree to be bound by the IRS's ruling as to whether payments constitute "parachute payments" under Section 280G. If the IRS declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided with respect to what payments or benefits constitute "parachute payments" shall control and the period during which the Liquidation Event Benefits may be deferred shall be extended to a date fifteen (15) days from the date of the IRS's notice indicating that no ruling would be forthcoming.

                    In the event that Section 280G, or any successor statute is repealed, this Section 3.5(e) shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modification shall not be unreasonably withheld.

            3.6 Withholding. Any and all amounts payable under this Agreement, including, without limitation, amounts payable under this Article III and Article VII, which are subject to withholding for such federal, state and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

                              ARTICLE IV

              Working Facilities, Expenses and Insurance

            4.1 Working Facilities and Expenses. Employee shall be furnished with an office at the principal executive offices of the Company, or at such other location as agreed to by Employee and the

Company, and other working facilities and clerical and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The Company shall reimburse Employee for reasonable moving and relocation expenses in an amount not to exceed $30,000.00 and all of Employee's reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations as are in effect from time to time.

             4.2 Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance.

                              ARTICLE V

                        Illness or Incapacity

             5.1 Right to Terminate. If, during the Term of this Agreement, Employee shall be unable to perform in all material respects his duties hereunder for a period exceeding six (6) consecutive months by reason of illness or incapacity, this Agreement may be terminated by the Company in its reasonable discretion pursuant to Section 7.2 hereof.

             5.2 Right to Replace. If Employee's illness or incapacity, whether by physical or mental cause, renders him unable for a minimum period of sixty (60) consecutive calendar days to carry out his duties and responsibilities as set forth herein, the Company shall have the right to designate a person to replace Employee temporarily in the capacity described in
Article I hereof; provided, however, that if Employee returns to work from such illness or incapacity within the six (6) month period following his inability due to such illness or incapacity, he shall be entitled to be reinstated in the capacity described in Article I hereof with all rights, duties and privileges attendant thereto.

             5.3 Rights Prior to Termination. Employee shall be entitled to his full remuneration and benefits hereunder during such illness or incapacity unless and until an election is made by the Company to terminate this Agreement in accordance with the provisions of this Article.

             5.4 Determination of Illness or Incapacity. For purposes of this Article V, the term "illness or incapacity" shall mean Employee's inability to perform his duties hereunder substantially on a full-time basis due to physical or mental illness as determined by a physician selected by the Company and the Employee.

                              ARTICLE VI

                           Confidentiality

             6.1 Confidentiality. During the Term of this Agreement and thereafter, Employee shall not divulge, communicate, use to the detriment of the Company, or for the benefit of any other business, firm, person, partnership or corporation, or otherwise misuse, any "Confidential Information", pertaining to the Company including, without limitation, all (i) data or trade secrets, including secret processes, formulas or other technical data; (ii) production methods; (iii) customer lists; (iv) personnel lists; (v) proprietary information; (vi) financial or corporate records; (vii) operational, sales, promotional and marketing methods and techniques; (viii) development ideas, acquisition strategies and plans; (ix) financial information and records; (x) "know-how" and methods of doing business; and (xi) computer programs, including source codes and/or object codes and other proprietary, competition-sensitive or technical information or secrets developed with or without the help of Employee. Employee acknowledges that any such information or data he may have acquired was received in confidence and by reason of his relationship to the Company. Confidential Information, data or trade secrets shall not include any information which: (a) at the time of disclosure is within the public domain;
(b) after disclosure becomes a part of the public domain or generally known within the industry through no fault, act or failure to act, error, effort or breach of this Agreement by Employee; (c) is known to the recipient at the time of disclosure; (d) is subsequently discovered by Employee independently of any disclosure by the Company; (e) is required by order, statute or regulation, of any governmental authority to be disclosed to any federal or state agency, court or other body; or (f) is obtained from a third party who has acquired a legal right to possess and disclose such information.

             6.2 Records. All documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records relating to the Business of the Company which Employee shall prepare or use, or come into contact with, shall be and remain the sole property of the Company and, effective immediately upon the termination of the Employee's employment with the Company for any reason, shall not be removed from the Company's premises without the Company's prior written consent and any such documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records under Employee's control shall be immediately returned to the Company.

                              ARTICLE VII

                              Termination

             7.1 Termination For Cause. This Agreement and the employment of Employee may be terminated by the Company "For
Cause" under any one of the following circumstances:

             (a) Employee has committed any material act of fraud, misappropriation or theft against the Company or any of its subsidiaries or affiliates.

             (b) Employee's default breach of any material provision of this Agreement; provided, that Employee shall not be in default hereunder unless (i) he shall have failed to cure such default or breach within fifteen (15) days of written notice thereof by the Company to Employee or (ii) Employee shall have duly received notice of at least three (3) prior instances of such breach or default (whether or not cured by Employee).

             (c) Employee engages in gross negligence, malfeasance or willful misconduct in the performance of his duties hereunder; provided, that Employee shall not be in default hereunder unless (i) he shall have failed to cure such default or breach within fifteen (15) days of written notice thereof by the Company to Employee, or (ii) Employee shall have duly received notice of at least three (3) prior instances of such breach or default (whether or not cured by Employee).

             (d) Employee has been or is subsequently convicted of a first degree misdemeanor or felony offense other than traffic offenses which do not result in an incarceration of Employee for a period greater than 3 days.

             (e)     Upon termination by Employee.

             A termination For Cause under this Section 7.1 shall be effective upon the date set forth in a written notice of termination delivered to Employee.

             7.2 Termination Without Cause. This Agreement and the employment of the Employee may be terminated "Without
Cause" as follows:

             (a)     By mutual agreement of the parties hereto.

             (b) At the election of the Company by its giving not less than thirty (30) days prior written notice to Employee in the event of an illness or incapacity described in Article 5.1.

             (c) Upon the removal of Employee from the office of Chief Financial Officer and Treasurer of the Company or in the event the Company fails to afford Employee the power and authority generally commensurate with the position of Chief Financial Officer and Treasurer.

             (d)     Upon Employee's death.

             A termination Without Cause under Section 7.2(b) hereof shall be effective upon the date set forth in a written notice of termination delivered in accordance with the notice provisions of such sections. A termination Without Cause under Sections 7.2(a) or (d) shall be automatically effective upon the date of mutual agreement or the date of death of the Employee, as the case may be. A termination Without Cause under Section 7.2(c) shall be automatically effective upon the date such event takes place.

             7.3 Effect of Termination For Cause. If Employee's employment is terminated "For Cause":

             (a)     Employee shall be entitled to accrued base salary under
     Section 3.1 hereof through the date of termination.

             (b) Employee shall be entitled to accrued bonuses, if any, under Section 3.2 and benefits under Section 3.4 hereof through the date of termination.

             (c) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof.

             (d) All unvested Option Shares under Section 3.3 hereof shall be forfeited and all vested Option Shares shall be subject to the provisions of the Company's year 2000 Stock Option Plan.

             (e) The Liquidation Event Payment under Section 3.5 hereof shall be forfeited.

             (f) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.

             7.4 Effect of Termination Without Cause. If Employee's employment is terminated "Without Cause":

             (a) Employee shall be entitled to the lesser of: (i) one (1) years base salary, or (ii) the base salary for the remaining Term of this Agreement, if the remaining Term is less than one (1) year.

             (b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof.

             (c) Employee shall be entitled to receive all amounts, if any, of bonuses under Section 3.2 hereof through the period which is the lesser of : (i) one (1) year from the date of termination, or (ii) the remaining Term of this Agreement, if the remaining Term is less than one (1) year, which amounts shall be paid upon termination.

             (d) Employee shall be entitled to receive all benefits as would have been awarded under Section 3.4 hereof through the period which is the lesser of : (i) one (1) year from the date of termination, or (ii) the remaining Term of this Agreement, if the remaining Term is less than one
     (1) year, which benefits shall be awarded as and when the same would have been awarded under the Agreement had it not been terminated.

             (e) All unvested Option Shares under Section 3.3 hereof shall immediately vest in full but shall be subject to the provisions of the Company's year 2000 Stock Option Plan.

             (f) The Liquidation Event Payment under Section 3.5 shall be paid within 30 days of such termination.

             (g) Except as provided in Article XI, this Agreement shall thereupon terminate and cease to be of any further force or effect.

                                  ARTICLE VIII

                      Non-Competition and Non-Interference

             8.1     Noncompetition; Nonsolicitation. As an inducement to the
                     -------------------------------
Company to execute this Agreement and in order to preserve the goodwill associated with the business of the Company, its parent company and their subsidiaries and in addition to and not in limitation of any covenants contained in any agreements executed and delivered herewith, Employee hereby covenants and agrees as follows:

             (a)    Covenant Not to Compete. During the term of this
                    -----------------------
Agreement and for a period of two (2) years after the effective date of a Termination For Cause, Employee will not directly or indirectly, within the Territory, act as an officer, manager, executive, consultant, advisor or agent or controlling shareholder, partner or member to any business or otherwise engage in any business which is, in any respect, competitive, either directly or indirectly, with the Business, as defined herein, nor shall employee become employed by such a business in a capacity which would require Employee to carry out, in whole or in part, either directly or indirectly, the duties Employee has performed or is expected to perform for the Company or which are competitive in any respect with the Business or otherwise engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Company, its parent company and their subsidiaries or their business. For purposes of this Article VIII, the "Business" shall be defined as creating, designing, developing, owning, leasing and/or operating distributed learning and education business and other related businesses as are being conducted by the Company (or such business as is under development) at the time of such termination. For purposes of this Article VIII, the "Territory" shall be defined as the United States of America.

             (b)     Nonsolicitation; Employees. Employee agrees that during
                     --------------------------
the Term of this Agreement and for two (2) years after the effective date of a Termination For Cause, Employee will not offer employment to any person who was employed by the Company, its subsidiaries as of the effective date of a Termination For Cause without the prior written consent of the Company.

             (c)     Nonsolicitation; Customers. Employee agrees that, during
                     --------------------------
the Term of this Agreement and for two (2) years after the effective date of a Termination For Cause, Employee will not solicit customers or clients patients of the Company, its parent company or their subsidiaries, with a view to interfering or competing with the business of the Company, its parent company or their subsidiaries or providing any product or service that is provided by the Company, its parent company or their subsidiaries.

     Notwithstanding the foregoing, the restrictive covenants shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the Company may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or substantially all of the Company's assets or stock. In the event a court of competent jurisdiction determines that the provisions of the restrictive covenants are excessively broad as to duration, geographical scope or activity, it is expressly agreed that the restrictive covenants shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

             8.2.     Equitable Relief for Violations. Employee agrees that the
                      -------------------------------
provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of the Company, its parent company and their subsidiaries and that any violation or breach of these provisions will result in irreparable injury to the Company, its parent company and their subsidiaries for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Company, its parent company or their subsidiaries for such violation or breach and regardless of any other provision contained in this Agreement, the Company, its parent company and their subsidiaries shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section.

             8.3     Severability. If any covenant or provision contained in
Article VIII is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitration or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in this Article VIII, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

             8.4 Equitable Relief for Violations. Employee agrees that the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of the Company, its parent company and their subsidiaries and that any violation or breach of these provisions will result in irreparable injury to the Company, its parent company and their subsidiaries for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Company, its parent company or their subsidiaries for such violation or breach and regardless of any other provision contained in this Agreement, the Company, its parent company and their subsidiaries shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section.

                                   ARTICLE IX

                                Indemnification

             9.1. Indemnification. The Company shall to the full extent permitted by law indemnify, defend and hold harmless Employee from and against any and all claims, demands, liabilities, damages, losses and expenses (including reasonable attorney's fees, court costs and disbursements) arising out of the performance by him of his duties hereunder except in the case of his willful misconduct and will carry reasonable directors and officers' insurance.

                                    ARTICLE X

                                  Miscellaneous

             10.1 No Waivers. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

             10.2 Notices. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

     If to the Company:                  2710 Rew Circle
                                         Suite 100
                                         Ocoee, Florida  34761
                                         Attn:  Daniel J. Devine, President
     If to Employee:                     _______________________
                                         _______________________

     Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered,
(ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

             10.3 Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

             10.4 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.

             10.5 Entire Agreement. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

             10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

             10.7 Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

             10.8 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

             10.9 Gender. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "he" or "his" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

             10.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

                                   ARTICLE XI

                                    Survival

             11.1 Survival. The provisions of Articles VI, VII, VIII, and X, of this Agreement shall survive the termination of this Agreement.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     Compass Knowledge Holdings, Inc.,
                                     a Florida Corporation,

                                     By: /s/ Rogers W. Kirven, Jr.
                                         -------------------------
                                     Title: CEO

                                     EMPLOYEE

                                     /s/ Anthony R. Ruben
                                     --------------------
                                     Tony Ruben

                             --------------------

                                   EXHIBIT A
                                      TO
                             EMPLOYMENT AGREEMENT
                                BY AND BETWEEN
                       COMPASS KNOWLEDGE HOLDINGS, INC.
                                      AND
                                  TONY RUBEN

                         ----------------------------

                                 INITIAL OPTIONS
             Year of Vesting                        # of Options
             ---------------                        ------------

2000 Signing Bonus Options                             100,000
                                                       -------
Commencement Date, 2001                                 50,000
Commencement Date, 2002                                 50,000
Commencement Date, 2003                                 50,000
Commencement Date, 2004                                 50,000
Total 2000-2004                                        300,000
                                                       =======

These Options shall be governed in accordance with the Company's Year 2000 Stock Option Plan.

                                   Exhibit A

            Liquidation Event Payment

(1) Options vest in accordance with the Employment Agreement vesting schedule.
(2) "Liquidation Event Payment Shares" only have value if there is a Liquidation Event and the Fair Market Value per Common Share dictates as set forth below.
(3) Option Strike Price:           $      2.00

  FMV Per            Number of            Value         Value of Options          Total Value
                                     --------------    ------------------     -------------------
Common Share        L.E.P. Shares
-------------   ----------------
$       0.50            200,000       $     100,000      $            -        $      100,000
$       1.00            200,000       $     200,000      $            -        $      200,000
$       1.50            200,000       $     300,000      $            -        $      300,000
$       2.00            200,000       $     400,000      $            -        $      400,000
$       2.50            140,000       $     350,000      $        150,000      $      500,000
$       3.00            100,000       $     300,000      $        300,000      $      600,000
$       3.50             71,429       $     250,002      $        450,000      $      700,002
$       4.00             50,000       $     200,000      $        600,000      $      800,000
$       4.50             33,334       $     150,003      $        750,000      $      900,003
$       5.00             20,000       $     100,000      $        900,000      $    1,000,000
$       5.50              9,091       $      50,001      $      1,050,000      $    1,100,001
$       6.00                  -       $           -      $      1,200,000      $    1,200,000
$       6.50                  -       $           -      $      1,350,000      $    1,350,000
$       7.00                  -       $           -      $      1,500,000      $    1,500,000
$       7.50                  -       $           -      $      1,650,000      $    1,650,000
$       8.00                  -       $           -      $      1,800,000      $    1,800,000
$       8.50                  -       $           -      $      1,950,000      $    1,950,000
$       9.00                  -       $           -      $      2,100,000      $    2,100,000
$       9.50                  -       $           -      $      2,250,000      $    2,250,000
$      10.00                  -       $           -      $      2,400,000      $    2,400,000
$      10.50                  -       $           -      $      2,550,000      $    2,550,000
$      11.00                  -       $           -      $      2,700,000      $    2,700,000
$      11.50                  -       $           -      $      2,850,000      $    2,850,000
$      12.00                  -       $           -      $      3,000,000      $    3,000,000
$      12.50                  -       $           -      $      3,150,000      $    3,150,000
$      13.00                  -       $           -      $      3,300,000      $    3,300,000
$      13.50                  -       $           -      $      3,450,000      $    3,450,000
$      14.00                  -       $           -      $      3,600,000      $    3,600,000
$      14.50                  -       $           -      $      3,750,000      $    3,750,000
$      15.00                  -       $           -      $      3,900,000      $    3,900,000
$      15.50                  -       $           -      $      4,050,000      $    4,050,000
$      16.00                  -       $           -      $      4,200,000      $    4,200,000
$      16.50                  -       $           -      $      4,350,000      $    4,350,000
$      17.00                  -       $           -      $      4,500,000      $    4,500,000
$      17.50                  -       $           -      $      4,650,000      $    4,650,000
$      18.00                  -       $           -      $      4,800,000      $    4,800,000
$      18.50                  -       $           -      $      4,950,000      $    4,950,000
$      19.00                  -       $           -      $      5,100,000      $    5,100,000
$      19.50                  -       $           -      $      5,250,000      $    5,250,000
$      20.00                  -       $           -      $      5,400,000      $    5,400,000

   etc.